CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                       of

                      SERIES B Convertible Preferred Stock

                                       of

                              VDC (DELAWARE), INC.

            Pursuant to Section 151(g) of the General Corporation Law
                            of the State of Delaware

         VDC (Delaware), Inc., a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") in an action taken as of January 16, 1998, has duly adopted the following resolution creating a series of Preferred Stock, $.0001 par value, designating a segment thereof as Series B Convertible Preferred Stock:

         WHEREAS, the Certificate of Incorporation of the Company presently authorizes the issuance of 10,000,000 shares of Preferred Stock, $.0001 par value, in one or more series upon terms and conditions that are to be designated by the Board of Directors;

         WHEREAS, in order to consummate the acquisition of Sky King Communications, Inc. ("Sky King") by merger (the "Merger"), the Board of Directors does hereby seek to provide for the designation of a segment of the Company's Preferred Stock as "Series B Convertible Preferred Stock" to be issued to the Sky King shareholders upon the closing of the Merger;

         WHEREAS, the terms, conditions, voting rights, preferences, limitations and special rights of the Series B Convertible Preferred Stock in their entirety are as provided herein.

         NOW, THEREFORE, be it:

         RESOLVED, that a series of the class of authorized Preferred Stock, $.0001 par value, of the Company hereinafter designated "Series B Convertible Preferred Stock," be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating and other specials rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Amount.

         The shares of such series shall be designated as the "Series B Convertible Preferred Stock" (the "Series B Convertible Preferred Stock") and the number of shares initially constituting such series shall be 4,500,000 which may be issued in whole or fractional shares.

         Section 2. Dividends and Distributions.

         Each share of Series B Convertible Preferred Stock shall share pari-passu with all dividends on each share of Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock") and each share of Common Stock of the Company (the "Common Stock") and shall otherwise have no dividend rights.

         Section 3. Voting Rights.

         Prior to conversion, the holders of shares of Series B Convertible Preferred Stock shall have no voting rights.

         Section 4. Liquidation, Dissolution, Winding Up or Certain Mergers or Consolidations.

                  (a) If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Company, or engage in a merger, plan of reorganization or consolidation in which the Company is not the surviving corporation, then and in that event, each share of Series B Convertible Preferred Stock shall automatically convert into shares of the Company's Common Stock and shall accordingly share in any liquidation proceeds proportionately with all other holders of Common Stock.

                  (b) Except as provided in subparagraph (a) above, neither the consolidation, merger or other business combination of the Company with or into any other person or persons in which the Company is the surviving corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company to a person or persons other than the holders of the Company's Common Stock, shall be deemed to be a liquidation, dissolution or winding up of the Company.

         Section 5. Conversion.

                  (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series B Convertible Preferred Stock shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock. Each share of Series B Convertible Preferred Stock shall be converted at a rate (the "Conversion Rate") equal to one share of Common Stock for each share of Series B Convertible Preferred Stock upon the domestication of VDC Corporation Ltd. into a Delaware corporation through a merger with or into the Company (the "Conversion Event").

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

                  (b) Subject to the provisions for adjustment hereafter set forth, each share of Series B Convertible Preferred Stock shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of common stock of VDC Corporation Ltd. (the "Parent Common Stock"). If the shares of Series B Convertible Preferred Stock shall not have been converted into shares of the Company's Common Stock within one year of the effective date of the Merger pursuant to subparagraph (a) above, each share of Series B Convertible Preferred Stock may, at the option of the holder thereof, be convertible at the Conversion Rate into one share of Parent Common Stock at any time commencing one year from the effective date of Merger and ending immediately prior to a conversion of the shares of Series B Convertible Preferred Stock pursuant to subparagraph (a) above.

                  (c) The number of shares of Common Stock or Parent Common Stock, as applicable, into which each share of Series B Convertible Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

                           (i)  In case the Company or the Parent, as
applicable, shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of common stock in shares of common stock or subdivide or reclassify the outstanding shares of common stock into a greater number of shares or combine or reclassify the outstanding shares of common stock into a smaller number of shares of common stock, and in each case,

                                    (A) the  number of shares of common stock
into which each share of Series B Convertible Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of common stock which the holder of a share of Series B Convertible Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

                                    (B) an adjustment made pursuant to this
clause (i) shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of common stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                           (ii) In case the Company or the Parent, as
applicable, shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the assets or recapitalization of the common stock and excluding (X) any transaction to which clause (i) of this paragraph (c) applied, and (Y) a merger or consolidation in which the Company or the Parent, as applicable, is the surviving corporation in which the previously outstanding common stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company or the Parent, as applicable, is a party, exchanged for different securities of the Company or the Parent, as applicable, or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing), then, as a

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

condition of the consummation of such transaction, in addition to the requirements of paragraph 4(a), lawful and adequate provision shall be made so that each holder of shares of Series B Convertible Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of common stock is changed or exchanged times (B) the number of shares of common stock into which a share of Series B Convertible Preferred Stock is convertible immediately prior to the consummation of such transaction.

                  (d) In case the Company or the Parent, as applicable, shall be a party to a transaction described in subparagraph (c)(ii) above resulting in the change or exchange of the Company's Common Stock or the Parent Common Stock, as applicable, then, from and after the date of announcement of the pendency of such subparagraph (c)(ii) transaction until the effective date thereof, each share of Series B Convertible Preferred Stock may be converted, at the option of the holder thereof, into shares of stock on the terms and conditions set forth in this Section 5, and if so converted during such period, such holder shall be entitled to receive such consideration in exchange for such holder's shares of common stock as if such holder had been the holder of such shares of common stock as of the record date for such change or exchange of the common stock.

                  (e) The holder of any shares of Series B Convertible Preferred Stock may exercise his right to convert such shares into shares of Parent Common Stock by surrendering for such purpose to the Company, at the offices of VDC Corporation, Ltd., (the "Parent"), at 44 Church Street, Hamilton, Bermuda, or any successor location, a certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted with the form of election to convert (the "Election to Convert") on the reverse side of the stock certificate completed and executed as indicated, thereby stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Parent Common Stock to be issued. In case the Election to Convert shall specify a name or names other than that of such holder, it shall be accompanied by payment of all transfer or other taxes payable upon the issuance of shares of Parent Common Stock in such name or names that may be payable in respect of any issue or delivery of shares of Parent Common Stock on conversion of Series B Convertible Preferred Stock pursuant hereto. Neither the Company nor the Parent will have any responsibility to pay any taxes with respect to the Series B Convertible Preferred Stock. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of the Election to Convert in the case of an election to convert and within three business days after the Conversion Event, if applicable, and, if applicable, payment of all transfer or other taxes (or the demonstration to the satisfaction of the Parent or the Company, as applicable, that such taxes have been paid), the Company or the Parent, as applicable, shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of stock to which the holder of shares of Series B Convertible Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series B Convertible Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of (A) giving of the Election to Convert and of such surrender of the certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted, or (B) of the Conversion Event, as applicable, so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock or Parent Common Stock, as applicable, in accordance herewith, and the person entitled to receive the shares of Common Stock or Parent Common Stock, as applicable, shall be treated for all purposes as having become the record holder of such shares of Common Stock or Parent Common Stock, as applicable, at such time. Neither the Company nor the Parent shall be required to convert, and no surrender of shares of Series B Convertible Preferred Stock shall be effective for that purpose, while the transfer books of the Company or the Parent Company, as applicable, for the Common Stock or Parent Common Stock, as applicable, are closed for any purpose (but not for any period in excess of 15 calendar days); but the surrender of shares of Series B Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series B Convertible Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender.

                  (f) In connection with the conversion of any shares of Series B Convertible Preferred Stock, no fractions of shares of Common Stock or Parent Common Stock, as applicable, shall be issued, but in lieu thereof the Company or the Parent, as applicable, shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Conversion Rate.

         Section 6. Reports as to Adjustments.

         Whenever the number of shares of stock into which each share of Series B Convertible Preferred Stock is convertible is adjusted as provided in Section 5 hereof, the Company shall promptly mail to the holders of record of the outstanding shares of Series B Convertible Preferred Stock at their respective addresses as the same shall appear in the Company's stock records a notice stating that the number of shares of stock into which the shares of Series B Convertible Preferred Stock are convertible has been adjusted and setting forth the new number of shares of stock (or describing the new stock, securities, cash or other property) into which each share of Series B Convertible Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         Section 7. Redemption.

         The shares of Series B Convertible Preferred Stock shall not be redeemable by the Company.

         Section 8. Reacquired Shares.

         Any shares of Series B Convertible Preferred Stock converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $.0001 par value, of the Company and may be reissued as part of another series of Preferred Stock, $.0001 par value, of the Company.

         Section 9. Certain Definitions.

         For the purposes of the Certificate of Designation of Series B Convertible Preferred Stock which embodies this resolution:

         "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

         "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its President this 5th day of March, 1998.

ATTEST:                                    VDC (DELAWARE), INC.


By:                                        By: /s/ Andrew Panzo
   -----------------------------              ----------------------------------
   Name:                                      Andrew Panzo, President
   Title:

Agreeing to be bound by the terms contained herein this 5th day of March, 1998.

ATTEST:                                    VDC CORPORATION LTD.


By:                                        By: /s/ Graham Ferguson Lacey
   -----------------------------              ----------------------------------
   Name:                                      Graham Ferguson Lacey, President
   Title:


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